Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated February 28, 2013, with respect to the consolidated financial statements, schedule and internal control over financial reporting included in the Annual Report of American Realty Capital Properties, Inc. on Form 10-K for the year ended December 31, 2012.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of American Realty Capital Properties, Inc. on Forms S-3 (File No. 333-182971 and File No. 333-182972) and on Form S-4 (File No. 333-185935).
/s/ GRANT THORNTON LLP
Philadelphia, Pennsylvania
February 28, 2013